Heartland Bancshares, Inc. Announces Addition of Two New Directors

Franklin, Ind. – January 23, 2006, Heartland Bancshares, Inc. IN (HRTB – OTC BB) announced that it has appointed local businessmen, Robert Richardson and Steven Reed, to the board of directors of Heartland Bancshares and the Company’s subsidiary Heartland Community Bank. The new directors exhibit the traits of community service and commitment that Heartland Community Bank has demonstrated to the Johnson County community. Rob Richardson previously served as director for the Company and Bank from the time they were formed in 1997 until 2004 when he resigned due to the time constraints caused by the sale of his business. Richardson has since reduced his business activities and welcomed the opportunity to rejoin the board of directors. Steve Reed is a partner with BGBC Partners, a local CPA firm located in Greenwood, IN. With 18 years of experience, he specializes in business valuations, corporate shareholder information, business litigation, and estate cases. He is a Certified Public Accountant, a graduate of Indiana University, and a member of the Indiana Society of Certified Public Accountants. He is a member of the Greenwood Rotary and a former board member of Crohn’s & Colitis Foundation of America, serving as Treasurer of the Indiana Chapter from 2002 to 2005.

Gordon Dunn, chairman of Heartland Bancshares, Inc and Heartland Community Bank, said, “We chose these two individuals based on their reputations as trusted and respected members of our community. They bring the leadership and business attitude we look for in our directors. Their involvement in the local community will assist in contributing to the growth and development of the local economy.” Bank president, Steve Bechman, said, “Rob and Steve add geographic balance to the bank board, by providing more representation from the northern part of the county. They both have demonstrated an entrepreneurial attitude with their longevity of business dealings in Johnson County.”

Heartland Community Bank is the wholly owned subsidiary of Heartland Bancshares, Inc. and began banking operations December 17, 1997 in Johnson County, Indiana on the southern edge of the Indianapolis metro area.

Contact: Steve Bechman, President or Jeff Joyce, CFO (317) 738-3915